Exhibit 99.1

TO:	Directors and Executive Officers of Kulicke and Soffa Industries, Inc.

FROM:	David J. Anderson

DATE:	October 6, 2009

RE:	Trading Suspension with Respect to Kulicke and Soffa Securities

In accordance with the requirements of the Sarbanes-Oxley Act and Regulation BTR, all directors and executive officers of Kulicke and Soffa Industries, Inc. are subject to a temporary trading suspension with respect to the acquisition, sale or other transfer of any securities of Kulicke and Soffa Industries, Inc. if such securities would be acquired or were acquired in connection with your service or employment as a director or executive officer.  This temporary suspension referred to as a blackout period is expected to begin on November 9, 2009 and end during the calendar week of November 15, 2009.

This blackout period is required because of a blackout period during the same time under the Kulicke and Soffa Industries, Inc. Incentive Savings Plan (the “401(k) Plan”).  The 401(k) Plan is experiencing a blackout period with respect to all transactions thereunder, including investment changes involving Kulicke and Soffa common stock, as a result of a change to a new trustee and recordkeeper.

It will be presumed that any sale or transfer during the blackout period involves a Kulicke and Soffa security acquired in connection with your service or employment unless you establish by specific identification of shares that such security was not so acquired.  There are certain limited exceptions to the trading suspension.  These include purchases or sales pursuant to contracts, instructions or written plans meeting certain requirements (referred to as 10b5-1 plans), provided such contracts, instructions or plans were not entered into or modified during the blackout period or while you were aware of the actual or approximate dates of the blackout period.  Certain other transactions such as formula grants or awards, non-discretionary transactions under the 401(k) Plan and dispositions required by law are also exempt.  You are required, however, to consult with me before engaging in any transaction with respect to Kulicke and Soffa securities during the blackout period even though you believe such transaction to be exempt.

You may obtain information regarding whether the blackout period has actually begun or ended by contacting me by mail as follows:  David J. Anderson, 1005 Virginia Drive, Fort Washington, PA 19034, or by phone at (215) 784-6434.  You may also address any other inquiries regarding the blackout period to me at the foregoing address and telephone number.